TIDAL TRUST III 485BPOS

Exhibit 99(p)(xxi)

# ACCUVEST GLOBAL ADVISORS

## Investment Adviser Compliance Policies and Procedures Manual

**DATED:**
**August 2024**

15.0	CODE OF ETHICS

The success of Accuvest as a provider of investment management services depends upon its reputation for excellence and integrity in the investment marketplace. All officers and employees of Accuvest must therefore act in accordance with the highest ethical standards.

To ensure that officers and employees of Accuvest comply with their fiduciary duties and other standards imposed by federal securities law upon their personal investment activities, the Adviser has adopted this Code of Ethics (the “Code”). The Code includes specific provisions with which all officers, employees, and “Access Persons” (defined below) must comply. However, compliance with these technical provisions alone will not be sufficient to insulate from scrutiny actions or behavior which show a pattern of abuse of the individual’s responsibilities. All officers and employees are expected to abide by the spirit of the Code and the principles articulated herein.

15.1	Fiduciary Responsibilities

As a fiduciary under the Adviser’s Act, Accuvest recognizes:

●	It has an affirmative duty of utmost good faith to act solely in the best interests of the Client and to make full and fair disclosure of all material facts, particularly where our interests may conflict with the Clients;

●	The duty to render disinterested and impartial advice;

●	The duty to make suitable recommendations to Clients in light of their needs, financial circumstances and investment objectives;

●	The duty to exercise a high degree of care to ensure that adequate and accurate representations and other information about securities are presented to Clients; and

●	The duty to have an adequate basis in fact for our recommendations, representations, and projections.

15.2	Definitions

For purposes of this policy, the following definitions shall apply:

“Access Persons” are all employees, directors, officers, partners or members of Accuvest, as the case may be, who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients or (iii) have access to nonpublic recommendations or portfolio holdings of Clients (iv) all of Accuvest’s directors, officers, members and Advisory Representatives. Client services personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

“Advisory Client” is any person or entity for which Accuvest serves as an investment adviser for, renders investment advice to or makes investment decisions for.

“Supervised Person” is any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

“Code” means this policy as supplemented by other policies and procedures contained in Accuvest’s compliance policies and procedures manual.

“Reportable Securities” means all securities in which an Access Person has a beneficial interest except: (i) U.S. Government securities, (ii) money market instruments (e.g., bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments), (iii) shares of money market funds, (iv) shares and holdings in open-end mutual funds (except affiliated mutual funds) and (iv) units of a unit investment trust (except affiliated unit investment trusts).

15.3	Prohibitions

Accuvest has established the following restrictions in order to ensure its fiduciary responsibilities:

●	Accuvest emphasizes the unrestricted right of the Client to specify investment objectives, guidelines, and/or conditions on the overall management of their account. Accuvest’s standard investment process begins with reviewing applicable state statutes, investment policy, and permitted investment language provided by the Client.

●	Access Persons or their immediate family members shall not buy or sell securities for their personal portfolio(s) where their decision is derived, in whole or in part, by reason of the Access Person’s employment, unless the information is also available to the investing public on reasonable inquiry. No person of Accuvest shall prefer his or her own interest to that of the advisory Client.

●	Accuvest and its Access Persons generally may not purchase and sell securities being considered for, or held by Client accounts without pre-clearance by Accuvest’s CCO.

●	Moreover, if the security is a thinly traded security (with average daily volume below 100,000 shares per day) investment personnel may be subject to a blackout period from trading in such securities.

●	Accuvest or Access Persons with Accuvest may buy or sell for their personal accounts investment products identical to those recommended to Clients. It is the expressed policy of Accuvest that no person employed by Accuvest may enter an order to purchase or sell any security prior to a transaction being implemented for an advisory account (in accordance with standard “front running” guidelines), and therefore, preventing such employees from benefiting from transactions placed on behalf of advisory accounts.

●	Accuvest and its employees generally may not participate in private placements or initial public offerings (IPOs) without pre-clearance from Accuvest’s Compliance Officer.

●	Accuvest requires that all individuals must act in accordance with all applicable federal and state regulations governing registered investment advisory practices.

●	Records will be maintained of all securities bought or sold by Accuvest, Access Persons of Accuvest, and related entities. The CCO will review these records on a regular basis.

●	Any individual not in observance of the above may be subject to termination.

15.4	Other Legal & Regulatory Matters

●	Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

●	Gifts. The following provisions on gifts apply to Access Persons:

●	Accepting Gifts. On occasion, because of their position with Accuvest, Access Persons may be offered or may receive, without notice, gifts from Clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned to protect the reputation and integrity of Accuvest. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than or perceived to be more than $250 in any twelve month period from a single client), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. Access persons are generally permitted to attend an approved event provided that the purpose of the meeting is to discuss the Adviser’s business, and provided that the associated person AND the vendor, service provider or client paying for the event must be in attendance. Acceptance of gifts outside of these terms requires prior approval by the CCO. All gifts or entertainment received by an Access Person that might violate this Code must be promptly reported to Accuvest’s CCO.

●	Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

●	Giving gifts. Access Persons may not give any gift with a value in excess of $250 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to Accuvest. Customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be given. Gifts of value above $250 may only be given with prior approval from the CCO. Access persons may invite clients to an event provided that the purpose of the meeting is to discuss the Adviser’s business, and the event has been approved by a responsible principal.

●	Business Entertainment. “Business entertainment” is defined as providing entertainment to a customer’s employee in the form of any social event, hospitality event, charitable event, sporting event, entertainment even, meal, leisure activity or even of like nature or purpose. It also includes any transportation and/or lodging associated with or related to such activity or event, including such business entertainment offered in connection with an educational event or business conference. To be considered business entertainment and not a gift, an associated person of the Firm must accompany and participate with the customer’s employee(s) irrespective of whether any business is conducted during, or is considered attendant to, such event. The nature of the business entertainment must be consistent with the nature of the business relationship and parties involved, in regard to cost and extent of entertainment. The entertainment should be considered usual and customary within the industry and not be perceived as improper. Business entertainment must be reported on a quarterly basis, though no monetary value must be determined or assigned to business entertainment.

●	Gift and Entertainment Log. A Gift and Entertainment Log shall be maintained by the CCO recording all gifts given and received. Items exempt from this log include given and received gifts of de-minimus value (value under $100) and gifts that are considered to be promotional items (pens, mugs, etc. with logos). The Gift and Gratuities Log should record the following: Date, Received or given, Client/Customer Name, Type of gift, Name of employee, and Value of gift.

●	Borrowing or Loaning Money. Borrowing money or securities from a client is prohibited, unless the client is a broker-dealer, an affiliate of the investment adviser, or a financial institution engaged in the business of loaning funds. Loaning money to a client is prohibited unless the client is an affiliate of the investment adviser. Any exceptions to this policy must be preapproved by the CCO.

●	Duties of Confidentiality. All client information including that relating to clients’, portfolios, and activities and to proposed recommendations is strictly confidential. Client account information may not be disclosed, except to authorized persons, to comply with a legal order or to the applicable governing regulatory organizations for Accuvest. This procedure does not impede any employee’s right to make a report directly to the Securities and Exchange Commission (“SEC”). (See the Reporting Violations of the Code (Whistleblower) detailed below).

●	Company Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or Accuvest. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for an Advisory Client.

●	Undue Influence. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

●	Reporting, Review and Record Keeping. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons’ personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code. The CCO shall maintain in Accuvest’s files (i) a current copy of the Code, (ii) records of violations and actions taken as a result of the violations, (iii) copies of all Access Persons’ written acknowledgement of receipt of the Code, (iv) a copy of the initial holdings report and (vi) copies of the quarterly and annual compliance certificates required by the Code.

●	Sanctions. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. Accuvest may also require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived there from; and such forfeiture shall be disposed of in a manner that shall be determined by Accuvest in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

●	Exceptions. Exceptions to the Code will rarely, if ever, be granted. However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing. No reports shall be required under this Code for (i) transactions effected pursuant to an automatic investment plan and (ii) securities held in accounts over which the Access Person has no direct control.

●	Compliance Certification. All Access Persons shall sign a certificate promptly upon becoming employed or otherwise associated with Accuvest that evidences his or her receipt of this Code of Ethics and submit to Accuvest a complete report of the Access Person’s securities holdings. All Access Persons shall hold all personal brokerage accounts at an approved firm and submit to the CCO, no later than 30 days after the close of each quarter, in the form prescribed by Accuvest for this purpose, a list of all personal transactions in Reportable Securities. Annually, all Access Persons will be required to certify compliance with Accuvest’s Code of Ethics.

●	Whistleblower Program. Effective August 12, 2011, The Dodd-Frank Wall Street Reform and Consumer Protection Act (aka the Whistleblower Program) provided the SEC the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be eligible, the whistleblower’s information must lead to a successful SEC enforcement action with more than $1,000,000 in monetary sanctions. More information regarding eligibility and how to report anonymously can be found via the following link: www.sec.gov/whistleblower.

A person must be acting in good faith in reporting a complaint or concern and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

It is Accuvest policy not to discharge, demote, suspend, harass, or in any way discriminate against its employees because of any lawful act done in providing information to the SEC under the whistleblower program or assisting the SEC in any investigation or proceeding based on the information submitted.

It is further a policy of Accuvest that any misconduct by any Accuvest principal, employee (exempt or non-exempt) shall be reported to the CCO. Or if in the case the misconduct being reported is regarding the CCO, reports shall be made to the principals of the firm.

●	Identity Theft Prevention Program. Accuvest has adopted the Identity Theft Prevention Program (“ITPP”), as required by the Commodity Futures Trading Commission and the Securities and Exchange Commission under Part 162 of the Commodity Exchange Act and Part 248 of the Securities Exchange Act of 1934. The program is intended to require certain regulated entities to establish programs that will address the risks of identity theft. It also requires that financial institutions and creditors develop and implement a written program designed to detect identity theft red flags, prevent identity theft red flags, and mitigate identity theft in connection with existing accounts and the opening of new accounts. For more information on Accuvest’s procedures on how to detect, prevent, and mitigate identity theft, please refer to Accuvest’s ITPP policy supplement. If you have any questions regarding Accuvest’s ITPP policy, please direct them to Accuvest’s CCO.

Appendices to the Code. The Code shall be supplemented by the compliance policies and procedures Manual in its entirety, specifically including, without limitation, those dealing with:

(i)	Fiduciary Duty (Section 8 of this Manual);

(ii)	Trading (Section 11 of this Manual);

(iv)	Personal Securities Transactions (Section 14 of this Manual);

(v)	Insider Trading (Section 13 of this Manual).

CERTIFICATION OF COMPLIANCE WITH THE COMPANY’S PERSONAL SECURITIES TRANSACTIONS DISCLOSURE AND CODE OF ETHICS

I certify that as of the date written below, in accordance with the Personal Securities Transactions section of the Compliance Policies and Procedures Manual and the Code of Ethics of Accuvest:

1.	I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

2.	I have obtained pre-clearance for all securities transactions in which I have, or an immediate member of my family has, a beneficial interest except for transactions exempt from pre- clearance or for which I have received an exception in writing from the Chief Compliance Officer.

3.	I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from pre-clearance or for which I have received an exception in writing from the Chief Compliance Officer.

4.	I have complied with the Code of Ethics in all other respects.

THE CODE OF ETHICS PROVIDED TO ME REQUIRES THAT I AS A SUPERVISED PERSON COMPLY WITH ALL APPLICABLE STATE AND/OR FEDERAL SECURITIES LAWS.

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